                                                                    Exhibit 5
                                                                    ---------


                                                                July 13, 1994

Cabot Corporation
75 State Street
Boston, MA 02109

Attention: Mr. Robert Rothberg

Ladies and Gentlemen:

     Reference is made to the Agreement of Merger dated as of March 24, 1994 (the "Merger Agreement"), among K N Energy, Inc. ("K N"), KNE Acquisition Corporation and American Oil and Gas Corporation ("AOG"), providing for the merger ( the "Merger") of KNE Acquisition Corporation with and into AOG and the conversion on the effective date thereof of each outstanding share of AOG Common Stock into 0.47 of one share of K N Common Stock. Capitalized terms not defined herein have the meanings attributed thereto in the Merger Agreement.

      Under the Warrant Agreement dated January 30, 1990, among AOG and you, warrants to purchase shares of Common Stock of AOG (the "Warrants") are outstanding in your favor as set forth below:
                                           Exercise Price Per
         Number of Shares of               Share of AOG
         AOG Common Stock                  Common Stock
         -------------------               ------------------
              366,452                       $8.25

 The Warrants are also subject to the terms and conditions of the Standstill and Registration Rights Agreement dated as of November 13, 1989 (the "Standstill Agreement") between you and AOG and, accordingly, provides you with certain registration rights with respect to the AOG Common Stock underlying the Warrants.

      Section 9 of your Warrant Agreement requires adjustment to the number and kind of shares covered by your Warrants and the exercise price thereof to reflect the number of shares of K N Common Stock that you would have received upon consummation of the Merger had your Warrants been exercised immediately prior to the Merger. As a result, K N hereby agrees that, from and after the
 Effective Time, your Warrants shall be exercisable for the purchase of K N
 Common Stock in the number of shares and at the exercise price set forth below:
                                           Exercise Price Per
         Number of Shares of               Share of K N
         K N Common Stock                  Common Stock
         -------------------               ------------------
              172,232                       $17.55

      In order to assume (i) your Warrants, and (ii) AOG's obligations to register AOG Common Stock issued upon exercise of the Warrants, more effectively and for other good and valuable consideration, the receipt of which is hereby acknowledged, K N hereby agrees with you that, from and after the Effective Time, K N shall be deemed to be the successor in interest to AOG under your Warrant Agreement and under the registration obligations of the Standstill Agreement, the terms and provisions of your Warrant Agreement and the registration obligations of the Standstill
Agreement shall be binding on K N and for all purposes under the Warrant Agreement and under the Standstill Agreement with respect to the number of shares of K N Common Stock shown above:

        (i)      K N shall be deemed to be the Company;

        (ii) Common Stock and Restricted Stock (as that term is used in the Standstill Agreement) shall be deemed to be K N Common Stock, $5.00 par value; and

        (iii) Houston, Texas and Houston time shall be deemed to be Lakewood, Colorado and Colorado time;

provided, however, the reference to AOG's Stock Incentive Plan in clause
(ii) of section 9(i) of your Warrant Agreement shall be deemed to include also K N's stock option plans for its employees or directors. You may exercise your rights under your Warrant Agreement and under Sections 7 and/or 9(a), and subject to Section 8, of the Standstill Agreement, and shall have the registration rights under the Standstill Agreement with respect to the K N Common Stock underlying the Warrants regardless of the termination of the Standstill Agreement between AOG and you, except as otherwise provided in this letter. Upon your request, K N will issue you a new Warrant Certificate in your name reflecting the provisions of this letter.

        Except as set forth above, the terms and provisions of your Warrant Agreement and the provisions of the Standstill Agreement relating to registration rights thereunder shall remain as they were prior to the Effective Time.

        The effectiveness of this agreement is conditioned upon the consummation of the Merger in accordance with the terms of the Merger Agreement, failing which this agreement shall be null and void.

        Please acknowledge your receipt of and agreement with this letter by signing and returning the enclosed copy.

                                        Very truly yours,

                                        K N ENERGY, INC.

                                        By: /s/ Larry D. Hall
                                            -------------------------
                                            Larry D. Hall, President
AGREED TO:
CABOT CORPORATION

By: /s/ Samuel W. Bodman
    ----------------------------
    Samuel W. Bodman, Chairman
    and Chief Executive Officer


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